Exhibit 5.1

Our ref	YCU/791683-000005/31278217v3

Aimfinity Investment Merger Sub I

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

[●] 2025

Dear Sirs

Aimfinity Investment Merger Sub I (the "Company")

We have acted as Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form F-4, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) (including its exhibits, the "Registration Statement") for the purposes of, registering with the Commission under the Act, the issuance of:

(i)	up to 3,620,976 ordinary shares of the Company of par value US$0.0001 each (the "Shares") to the existing shareholders of Aimfinity Investment Corp. I (“AIMA”);

(ii)	6,000,000 Shares to the existing shareholders of Docter Inc. ("Docter");

(iii)	30,000 Shares to the three independent directors of AIMA holding office immediately prior to the Effective Time (as defined in the Merger Agreement (as defined below));

(iv)	up to 9,571,238 warrants to acquire Shares to the holders of warrants to acquire shares of AIMA (the “Warrants”); and

(v)	up to 9,571,238 Shares that may be issued upon exercise of the Warrants,

pursuant to certain transactions contemplated by the Agreement and Plan of Merger dated as of 13 October 2023 by and among AIMA, the Company, Aimfinity Investment Merger Sub II, Inc and Docter Inc., as amended by Amendment No. 1 to the Agreement and Plan of Merger dated 5 June 2024 (as may be amended, the “Merger Agreement”).

We are furnishing this opinion as Exhibits 5.1 and 23.3 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 13 September 2023 issued by the Registrar of Companies in the Cayman Islands.

1.2	The memorandum and articles of association of the Company as registered on 13 September 2023 (the "Pre-Merger Memorandum and Articles").

1.3	The form of the amended and restated memorandum and articles of association of the Company to be conditionally adopted by a special resolution of the Company and to be effective upon the Reincorporation Effective Time (as defined in the Merger Agreement), a copy of which is attached hereto as Annexure A (the "Memorandum and Articles").

1.4	The written resolutions of the sole director of the Company dated [●] 2025 (the "Director Resolutions").

1.5	The form of the written resolutions of the shareholder of the Company, a copy of which is attached hereto as Annexure B (the "Shareholder Resolutions").

1.6	A certificate of good standing dated [●] 2025, issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").

1.7	A certificate from a director of the Company, a copy of which is attached hereto as Annexure C (the "Director's Certificate").

1.8	The Merger Agreement.

1.9	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	The Shareholder Resolutions will be duly passed in the manner prescribed in the Pre-Merger Memorandum and Articles and will not be amended, varied or revoked in any respect.

2.4	The Company will receive money or money's worth in consideration for the issue of the Shares and none of the Shares were or will be issued for less than par value.

2.5	There is nothing contained in the minute book or corporate records of the Company (which, other than the records set out in paragraphs 1.1 to 1.6, we have not inspected) which would or might affect the opinions set out below.

2.6	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	With effect from the Reincorporation Effective Time (as defined in the Merger Agreement), the authorised share capital of the Company will be US$50,000 divided into 500,000,000 ordinary shares of par value of US$0.0001 each.

3.3	The issue and allotment of the Shares as contemplated in the Registration Statement and the Merger Agreement (including the issuance of the Shares upon the exercise of the Warrants as contemplated by the Registration Statement and the Merger Agreement) have been duly authorised for issue and when allotted, issued and paid for as contemplated in the Registration Statement and the Merger Agreement (including the issuance of the Shares upon the exercise of the Warrants as contemplated by the Registration Statement and the Merger Agreement), the Shares will be validly issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statement of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	Under the Companies Act (As Revised), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.3	In this opinion the phrase "non-assessable" means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Maples and Calder (Hong Kong) LLP

Annexure A

Memorandum and Articles

Annexure B

Shareholder Resolutions

Annexure C

Director's Certificate